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                                                                      EXHIBIT 11

                   SCIENTIFIC GAMES HOLDINGS CORP. EXHIBIT 11
                       COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)




                                                                                        Three-month period
                                                                                          ended March 31,
                                                                                   1996                     1995
                                                                                  -------                  -------

Net earnings ....................................................                  $ 1,511                 $ 5,085

Weighted average Common stock outstanding........................                   13,065                  12,841

Effect of common stock equivalents (stock
  options), at average market price............................                        676                     659
                                                                                   -------                 -------

      Total.....................................................                    13,741                  13,500
                                                                                   =======                 =======

Net earnings per common share....................................                  $   .11                 $   .38
                                                                                   =======                 =======
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